UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 6, 2003

Commission File Number
0-25424

SEMITOOL, INC.
(Exact Name of Registrant as Specified in its Charter)

Montana	81-0384392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Semitool, Inc.
655 West Reserve Drive, Kalispell, MT 59901
(406) 752-2107
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 5. Other Events and Regulation FD Disclosure.

On September 30, 2003, the Board of Directors of Semitool, Inc. (the "Company") appointed Charles P. Greiner to fill the vacancy on the Board and Audit Committee created by the resignation of L. Peter Larson. On October 6, 2003, the Company issued a press release announcing the appointment of Mr. Greiner. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein in its entirety.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated October 6, 2003

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMITOOL, INC.
(Registrant)

Date: October 6, 2003	By: /s/Larry A. Viano
Larry A. Viano
Chief Financial Officer

Exhibit 99.1

Contacts:

Semitool, Inc.	Investor Relations Partners, Inc.
Larry Viano, Chief Financial Officer	Shellie Roth
406.752.2107	973.535.8389
lviano@semitool.com	roth@irpartners.com

Semitool Appoints Charles P. Grenier as Independent Director and
Member of Audit Committee

Kalispell, MT, October 6, 2003 – Semitool®, Inc. (Nasdaq: SMTL), a leading supplier of wafer surface preparation and electrochemical deposition systems, today announced the appointment of Charles P. Grenier to Semitool’s board of directors, filling the vacancy created by the resignation of L. Peter Larson. Grenier’s addition returns the number of Semitool directors to eight. He will also serve as a member of the board’s audit committee.

“We are delighted to welcome Charlie Grenier to our board,” said Ray Thompson, Semitool’s president and chief executive officer. “Charlie adds extensive experience in corporate and financial management, and his presence contributes to both the independence of our board and its commitment to the highest standards of corporate governance. He brings the depth of executive leadership that is essential to our ongoing success.”

Grenier had been executive vice president of Plum Creek Timber Company, Inc. (NYSE: PCL) from 1994 to 2000, and he was a director of that company from 1995 to 2000. Currently, he is a director of Winter Sports, Inc. (OTCBB: WSKI.OB).

Grenier graduated from Stanford University with a bachelor of arts in economics, and he holds a masters of business administration from Harvard University.

About Semitool, Inc.
Semitool designs, manufactures and supports high performance, single-wafer and multi-wafer batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.